UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under §240.14a-12

VERINT SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following contains frequently asked questions and answers provided to employees of Verint Systems Inc. on August 26, 2025.

All Employee FAQ

Q: What did we just announce?

We announced that Verint has entered into a Merger Agreement whereby Thoma Bravo would acquire all of Verint’s outstanding common stock for $20.50 per share.

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Thoma Bravo (TB) is one of the most prestigious software private equity firms in the world, and their investment represents a strong validation of our CX Automation strategy and AI leadership. Thoma Bravo has $184 billion in assets and currently owns 75+ companies.

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This also means that TB is committing $2 billion to the growth of the CX Automation market. $2 billion includes all the common shares of the company purchased for $20.50 as well as preferred stock and outstanding net debt.

•	When this transaction closes, Verint will become a privately held company and will be owned by Thoma Bravo and combined with Calabrio (an existing Thoma Bravo portfolio company).

•	Closing a transaction like this takes a few months and is subject to a variety of customary steps, in particular obtaining shareholder approval and various regulatory approvals.

Q: The announcement mentioned that Verint is combining with Calabrio – what does that mean?

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It means Thoma Bravo is putting $2 billion behind our AI strategy and investing in CX Automation leadership. In that context, Verint, Calabrio and Thoma Bravo have a shared vision for addressing this market. This combines our strength with large enterprises and their strength with mid-market customers and partners.

•	Combined, the two companies will have a much broader customer and partner base to offer the Verint platform.

•	The market is still in the early stages of growth in CX Automation and adoption of AI. Thoma Bravo is investing in this combination to accelerate growth.

Q: What does this mean for Verint customers?

•	Verint is fully committed to maintaining and investing across our entire portfolio.

•	Thoma Bravo is excited about the CX Automation opportunity and is very clear about their plan to support Verint’s growth.

•	Customers will be able to benefit from Verint innovations across the platform with the financial support of one of the largest private equity technology firms.

Q: What does this mean for the Verint product roadmap?

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Your current and future investment in the Verint platform is secure. We have no intention to change the current product roadmap or to introduce changes that would disrupt your current workflows or business.

Q: What does this mean for Verint partners?

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The network of Verint partners will expand greatly with this merger. Partners will gain access to a larger, broader portfolio of CX Automation capabilities in both the mid-market and with enterprise accounts up market. This expansion will create new opportunities for our partners and joint customers to expand their access to complementary solutions.

Q: Who will be the CEO and management team the combined company? Do we know if there will be any changes to naming or branding?

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We will build a stronger company together with Thoma Bravo. No decisions have been made relative to the organization of the combined company. Verint is a legendary brand in the CX Automation market, and Thoma Bravo values our reputation. No decisions have been made regarding naming or branding of the combined companies.

•	Over the next few months, we will keep you informed as decisions are made.

Q: Can we talk to our counterparts at Calabrio?

•	Until the deal closes, we will continue to vigorously compete against Calabrio with the same effort as we always have, and as we do with all other competitors.

Q: What does this mean for me now and until closing?

•	We remain an independent public company, operating as we always have.

•	Our financial objectives and the guidance we provided public investors remain unchanged.

•	We will sell, innovate, and service our customers as we always have.

•	Everything you are accustomed to as an employee remains the same.

Q: What changes can we expect?

•	This transaction is focused on growth because the CX automation market is still in its early stages with tremendous upside.

•	Operating in a market that is early stage with exciting growth potential creates many new opportunities for our employees going forward.

Q: Are we still hiring?

•	Yes.

Q: What do I tell customers? partners? suppliers?

•	We will have FAQs for external parties to help address their questions.

•	If customers or suppliers have concerns, you should escalate them to your senior manager quickly so they can be addressed. We will assure customers and partners that the TB deal is beneficial.

Q: What will happen with my pay and benefits? Will there be changes to my benefits or salary?

•	Your base compensation and annual bonus target remain the same at least until December 31,2026.

•	Your benefits will also remain at their current levels at least until December 31, 2026.

•	Beyond 12/31/26 (16 months) we expect TB to offer market competitive benefits consistent with their portfolio companies.

•	We will provide a separate FAQ around compensation and benefits information soon.

Q: Does this impact my bonus for the rest of the year?

•	Your annual bonus plan for FYE26 will not change.

Q: What happens to my equity?

•	At closing, your vested equity awards will be cashed out at the deal price. The cash for these shares will be deposited directly into the brokerage account where you hold the shares.

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At closing, your unvested equity awards will be converted to unvested cash settled awards. The amount of this new cash settled award will be equal to the number of unvested shares you hold multiplied by the deal price of $20.50.

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These cash settled awards will continue to vest on the same schedule as your RSUs did before closing. On each vesting, you will automatically receive a cash payment via payroll equal to the value of the portion of the cash award vesting on that date.

Q: What happens to my equity between now and closing? Can I still trade my stock in the company before the closing?

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Between signing and closing, your existing equity awards will continue to vest and settle on their regular schedule. If you are on Verint’s trading blackout list, you will not be able to sell your shares when they vest and will instead need to hold those vested shares until the transaction closes (unless the blackout is released for whatever reason).

•	If you are not on Verint’s trading blackout list and you are not in possession of material non-public information, you will be able to sell those vested shares if you like.

Q: Whom should I contact if I have additional HR related questions?

•	You should contact your HR Business Partner (HRBP).

Q: What should I do if someone from the media or an investor asks about the transaction?

•	As has always been the case, you should not respond to any inquiries from media or investors.

•	You should direct any such inquiries to Alan Roden, our Chief Corporate Development Officer.

•	Verint has a policy regarding who speaks to the media and investors.

•	There are only a very few people who are authorized to make these communications.

Forward-Looking Statements

This communication contains and the other filings and press releases of Verint Systems Inc. may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s current beliefs, as well as assumptions made by, and information currently available to, Verint, all of which are subject to change. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Verint’s business and the price of its common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval of the proposed transaction; (iv) the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the transaction agreement, including in circumstances requiring Verint to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on Verint’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts Verint’s current plans and operations; (vii) Verint’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to the diversion of management’s attention from Verint’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed transaction; (x) the ability of Calabrio to obtain financing for the proposed transaction; (xi) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xii) continued availability of capital and financing and rating agency actions; (xiii) certain restrictions during the pendency of the proposed transaction that may impact Verint’s ability to pursue certain business opportunities or strategic transactions; and (xiv) other risks described in Verint’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Verint’s Annual Report on Form 10-K filed with the SEC on March 26, 2025 and subsequent filings. No list or discussion of risks or uncertainties should be considered a complete statement of all potential risks and uncertainties. Unlisted or unknown factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the proposed transaction and/or Verint’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Verint undertakes no obligation to provide revisions or updates to any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction between Verint Systems Inc., Calabrio Inc. and Viking Merger Sub, Inc. Verint expects to announce a special meeting of stockholders as soon as practicable to obtain stockholder approval of the proposed transaction. In connection with the transaction, Verint intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Verint with the SEC at the SEC’s website at www.sec.gov, at Verint’s website at www.verint.com or by sending a written request to Verint in care of the Corporate Secretary, at Verint Systems Inc., 225 Broadhollow Road, Melville, New York 11747.

Participants in the Solicitation

The directors and executive officers of Verint, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Verint’s directors and executive officers is available in Verint’s definitive proxy statement filed with the SEC on May 8, 2025 in connection with Verint’s 2025 annual meeting of stockholders. This document can be obtained free of charge from the sources indicated above. Other information regarding persons who may be deemed participants in the solicitation of proxies and a description of their interests, by security holdings or otherwise, will be included in the proxy statement relating to the transaction (when available) and other relevant materials to be filed with the SEC.